Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NCI Building Systems Announces CFO Retirement; Appointment of Bradley S. Little as Interim CFO

HOUSTON, TX June 20, 2018 – NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) announced today that Mark E. Johnson, the Company’s Executive Vice President, Chief Financial Officer and Treasurer has informed the Board of Directors of his retirement from his position with the Company, effective June 29, 2018.

Donald R. Riley, President and Chief Executive Officer, said, “Mark has been a valuable asset to NCI over the past twelve years and has played an integral role in shaping the evolution of the Company. He has helped to guide NCI through many industrial and financial cycles, including establishing our current capital structure that will be the foundation of our business for years to come. On behalf of the entire Company, our thanks to Mark for his many contributions to NCI.”

“On behalf of the Board of Directors, we are greatly appreciative of Mark’s contributions to our organization,” said James S. Metcalf, Chairman of the Board. “We have benefited from his financial and operational expertise, and we believe that he leaves NCI much stronger for his outstanding service. We wish him all the best in his future endeavors.”

Mr. Johnson commented, “It has been my distinct pleasure to work with the NCI employees, Board, and customers over these many years. I am proud of the strides we have taken as a Company and the growth and successes we have achieved. My thanks to Don, our Board and the members of my team for all of their support during my time with the Company.”

As the Company continues its search for a new Chief Financial Officer, Bradly S. Little, Vice President, Finance and Chief Accounting Officer, will serve as NCI’s interim CFO and Treasurer effective June 29, 2018.

About NCI Building Systems

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada and Mexico with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.

Contact:

K. Darcey Matthews

Vice President, Investor Relations

281-897-7785

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